                                                                   EXHIBIT 10.15

                             MASTER TRUCK AGREEMENT
                            MOTOR CARGO, RENO, NEVADA
                                   1996 - 2000

This agreement, deemed made and entered into by and between MOTOR CARGO, INC., Reno, Nevada, hereinafter referred to as the COMPANY, and TEAMSTERS, CHAUFFEURS, WAREHOUSEMEN & HELPERS AND PROFESSIONAL, CLERICAL, PUBLIC AND MISCELLANEOUS EMPLOYEES, LOCAL UNION N0. 533, affiliated with the International Brotherhood of Teamsters, AFL-C1O, hereinafter referred to as the UNION.

ARTICLE I - SCOPE OF AGREEMENT

Section 1 MASTER AGREEMENT. The execution of this master Agreement and any attached Supplements on the part of the Company shall cover all truck operations of the Company which are covered by this Agreement and shall have application to the employees within the bargaining unit defined below.

Section 2 This Agreement shall not be applicable to those operations of the Company which are covered by a collective bargaining agreement with a Union not signatory to this Agreement or to those employees not designating a signatory union as their collective bargaining agent nor to any other employee or non-employee. Except as expressly provided, nothing herein or in the attached supplements shall be construed as implying either a limitation or a guarantee of work or assignment of any employee or group of employees.

ARTICLE II - RECOGNITION

Section 1 The Employer recognizes the Union as the sole and exclusive collective bargaining representative of, all full-time and part-time Reno, Nevada based pick-up and delivery employees, dock employees, and drivers employed by the Employer, excluding mechanics, truck servicemen, office clerical employees, watchmen, guards, and supervisors as defined in the Act.

Section 2 The Union recognizes that all of the powers, rights, functions, and authority of the Employer, other than those expressly restricted or regulated by one or more of the specific (as distinct from any implied) provisions of this Agreement are retained by the Employer. Management shall be allowed broad application of retained rights in making decisions and taking action during the term of the Agreement. Retained rights shall not be the subject of further bargaining without the prior written voluntary consent of the Employer.

ARTICLE III - STEWARDS

Section 1 The Company recognizes the right of the Union to designate employee job stewards and alternates. Duties as a Steward shall not interfere with his duties as an employee nor with the work of other employees.

ARTICLE IV - LEAVES OF ABSENCE

Section 1 The Company may grant a leave of absence without pay or benefits to an employee. An employee desiring a leave of absence shall secure written permission in advance from the Company. The leave of absence shall be for ninety
(90) days and map be extended fox like periods up to a maximum of one (1) year. An employee on an approved leave may retain insurance coverage provided he pays the monthly insurance premiums in advance. The Company will notify the Union of all approved leaves of absence. The Union agrees that in making request for time off for Union business, due consideration shall be given to the men affected in order that there shall be no disruption of the Company's operations.

Section 2 The Company agrees to grant the necessary and reasonable time off without discrimination or loss of seniority rights and without pay, to any employee designated by the Union to attend a labor convention, or serve in any capacity or other short tern official union business, provided forty-eight (48) tours written notice is given to the Company by the Union, specifying length of tire off. The Union agrees that, in making requests for time off for union activities, due consideration shall be given to the number of men affected in order that there shall be no disruption of the Company's operations due to the lace of available employees.

Section 3 During the period of any leave, an employee shall not engage in gainful employment in the same industry, unless agreed to by the Company in writing. Failure to comply with this provision shall result in complete loss of any further job rights and immediate termination of the employee involved.

ARTICLE V - SENIORITY

Section 1 Seniority rights for employees shall be in accordance with the provisions outlined in the supplements of this Agreement.

Section 2 The extent to which seniority shall be applied as well as the methods and procedures of such application shall be as clearly set forth in each of the supplemental agreements.

ARTICLE VI - MAINTENANCE OF STANDARDS

Section 1 No employee shall suffer reduction in his basic hourly wage rate now being paid prior to the execution or adoption of this Agreement.

Section 2 The Company agrees not to enter into any written agreement or contract with his employees, individually or collectively, which conflicts with the terms and provisions of this Agreement. Any such agreement shall be null and void.

Section 3 Where new types of equipment for which rates of pay are not established by this Agreement are put into use within operations covered by this Agreement, rates covering such operations shall be subject to negotiations between the parties. Rates agreed upon shall be effective as of the date equipment is put into use if agreement can be reached within thirty (30) days, if not then, rates agreed upon shall be effective as of the date they are agreed upon.

ARTICLE VII - DISCHARGE OR SUSPENSION

Section 1 The Company shall have the right to terminate casual and probationary employees (less than ninety (90) days) for any reason and to lay off any other employee due to lack of work, shortage of equipment, emergencies over which the Company has no control, or for other similar business reasons or for just cause. However, nothing in this Agreement shall be construed as giving a person the right to get or retain a job for which he is not qualified, not physically capable, or which he neglects or refuses to do.

Section 2 Each employee will do his part to do the work assigned to him in a workmanlike manner satisfactory to the customer and the Employer, realizing that safe, economical, and reliable service to customers is the basis of existence both for employees and the Company. The Company reserves the exclusive right to direct and control employees and, where it deems necessary, reprimand, discipline, and/or discharge an employee, for just cause. In the event of minor failures or infractions by a regular, full-time employee, he shall not be suspended or discharged without having received at feast one (7 ) prior written warning notice for the same or similar infraction within the prior nine (9) months. Three or more warning notices (not necessarily for the same or similar infraction) within a nine (9) month period shall be considered just cause for suspension or discharge.

        Warning notices under this Agreement shall be issued within ten (10) calendar days after the event occurs or is discovered by the Company and, when issued, a copy shall be mailed to the Union within five (5) days. An employee shall have the right to protest a warning notice he feels is unjustified within ten (70) calendar days from the receipt of said warning notice.

Section 3 It is understood that no prior warning notice need be given in the event of such things as (but not limited to):

               Drunkenness on the job.
               Use, being under the influence, possession
                      or sale of drugs or narcotics on the job.
               Dishonesty,

               Unexcused failure to show up for work for three (3) consecutive working days.
               Careless operation of equipment resulting in serious loss or damage of equipment or load or upset of a unit or trailer.
               Speeding in excess of Company rules resulting in damage or recklessness resulting in damage.
               Carrying of unauthorized persons, materials, or goods.

Section 4 If a suspended or discharged employee feels the suspension or discharge was without just cause, the employee may request a hearing before the operations manager or his representative provided such request is made within five (5) working days after the suspension or discharge. Upon such timely request, the employee shall be granted a hearing. At that time, the employee, the Union, and any other interested party may present evidence or testimony or argument in support of the contention that the discipline or discharge was without just cause. After hearing all such evidence and testimony, the Company shall give the employee and the Union within seven (7) Calendar days an answer that confirms, modifies, or reverses the original discipline or discharge. If this answer is not acceptable, the Union may request arbitration on the matter, provided such request is made within five (5) working days after the answer is given. Arbitration will be based on the same evidence and testimony that eras given to the operations manager anal upon which he predicated his answer, except upon proof that such testimony was not available at the time of original hearing.

ARTICLE VIII - GRIEVANCE AND ARBITRATION

Section 1 Every reasonable attempt will be made by both parties to resolve any grievance without arbitration. However, if the parties cannot arrive at an understanding, the grievance may be submitted to a jointly acceptable neutral arbitrator, provided arbitration is requested within thirty (30) days of the event giving rise to the grievance. Arbitrable grievances shill be limited to a claim of a violation of one or more of the specific (as distinct from any implied) provisions of this agreement or a claim of unjust discharge or disciplinary suspension unless prior voluntary agreement to arbitrate is obtained in writing from both parties prior to proceeding to arbitration. If the Union and the Company are unable to agree on an arbitrator, each shall designate a qualified arbitrator and invest him with power to select a qualified arbitrator. Any qualified arbitrator agreed upon jointly by such representatives of the Union and the Company shall be the arbitrator and shall be empowered to make a final and binding decision in conformity with the submission agreement and the terms of this Agreement. Section 2 The arbitrator shall have no power to change this agreement in any way, nor to impose conditions on the parties he thinks the parties did or should have agreed upon. He shall be limited to findings of facts and applying the provisions of this Agreement to those facts.

Except in the event of an unjust discharge, the Company shall not be required to pay twice or to pap one employee for work done and paid for to another employee.

        The arbitrator shall render his award thirty (30) days after the closing of the hearings. The decision of the arbitrator shall be final and binding and shall determine the subject of the arbitration for the duration of this Agreement.

        The compensation and expenses of the neutral arbitrator shall be borne jointly by the parties to this Agreement.

ARTICLE IX - BONDS

Section 1 Should the Company require any employee to give bond, cash bond shall not be compulsory, and any premium involved shall be paid by the Company. The primary obligation to procure bond shall be on the Company. If the Company cannot arrange for a bond within ninety (90) days, it must so notify the employee in writing. If proper notice is given, the employee shall be allowed thirty (30) days for the date of such notice to make his own bonding arrangements.

        Standard premium shall be the minimum paid by the Company for bonds applicable to all other of its employees in similar classification. Any excess premium is to be paid by the employee.

        Section 2 In cases where bond cannot be arranged, or bond is cancelled, the employee shall be on standby until he can obtain bond or replacement bond at no extra cost to the Company.

ARTICLE X - EXAMINATION AND IDENTIFICATION FEES

Section 1 Physical, mental or other examinations required by a government body or the Company shall be promptly complied with by all such employees, provided, however, the Company shall pay for all such examinations, except in the case of driver's or chauffeurs' license examination. Examinations are to be taken at the employee's home terminal. Employees will not be required to take examinations during their working hours, without pay for time so consumed.

        The Company reserves the right to select its own medical examiner or physician, and the Union may, if it believes an injustice has been done an employee, have said employee reexamined at the employee's expense.

        In the event of disagreement between the doctor selected by the Employer and the doctor selected by the Union, the Company and the Union doctors shall together select a third doctor within thirty (30) days whose opinion shall be final.

Section 2 DRUG TESTING POLICY The Union fully supports the substance abuse prevention and testing program as published by the Company in accordance with applicable state and federal laws and D.O.T, regulations which the Company has the full right to administer, enforce and to amend from time to time as it eight deem necessary. The Employer will keep the Union fully informed of any changes in the program. The Union reserves the right to file a grievance in an individual case upon reasonable showing that the Employer's enforcement was without justification or was discriminatory.

ARTICLE XI - UNIFORMS

Section 1 The Company agrees that if any employee is required to wear any kind of uniform as a condition of his continued employment, such uniform shall be furnished and maintained by the Company free of charge, at the standard required by the Company.

Section 2 Voluntary pooling arrangement for the purchase of uniforms shall not come within the scope of this Article.

ARTICLE XII - PASSENGERS

Section 1 No driver shall allow anyone, other than employees of the Company who are on duty, to ride on his truck, except by written authorization of the Company. This shall not prohibit drivers from picking up other drivers or helpers in wrecked or broken down equipment for transportation to the first available point of communication or repair.

ARTICLE XIII - COMPENSATION CLAIMS

Section 1 The Company agrees to cooperate toward the prompt settlement of employee on-the-job injury claims when such claims are due and owing.

Section 2 The Company shall provide Workmen's Compensation for all employees as required by State Law.

Section 3 When an employee is injured on the job, he shall receive full pay for that day or his current tour of duty, as the case may be, with a minimum of eight (8) hours' pay.

Section 4 In the event an employee is injured or becomes ill while on a run away from his home terminal and return to his home terminal is deemed reasonably necessary by an attending physician, the Company shall arrange and pay for transportation by plane, or as directed by the doctor, to his home. In case of death away from home terminal the Company shall bear the cost of bringing the body home.

ARTICLE XlV - MILITARY CLAUSE

Section 1 An employee enlisting in or entering the Armed Forces of the United States shall be granted all rights and privileges provided by applicable laws.

ARTICLE XV - DEFECTIVE EQUIPMENT AND DANGEROUS CONDITIONS

Section 1 The Company shall not require employees to take out on the streets or highways any vehicle that is not in safe operating condition or equipped with the safety appliances prescribed by law. It shall not be a violation of this Agreement for an employee to refuse to operate such equipment unless such refusal is unjustified. The employee may be assigned other duties or equipment at the Company's option.

Section 2 Line or pick-up and delivery equipment, used in short line, peddle or local operation, shall have steps or some other suitable device to enable drivers to get in and out of the body.

Section 3 The Company shall install and maintain heaters and defrosters on all trucks and tractors, except where climactic conditions make this unnecessary.

ARTICLE XVI - TIME SHEET,  PAY PERIODS AND PAY DAYS

Section 1 Pay day shall be at least semi-monthly, not more than seven (7) days after the close of the pay period provided, however, that present arrangements shall not be disturbed by this provision except by mutual agreement.

        The Company shall have a regularly designated pay day for employees, in each of the various classifications.

        When a regular designated pay day falls on Sunday or a holiday, the pay checks for the employee not designated to work on such Sunday or holiday shall be made available on the preceding day.

        Upon quitting or discharge, the Company shall pay all money due the employee in accordance with applicable Nevada State Law.

Section 2 The Company shall furnish each employee with an itemized statement of earnings and deductions which are included in the check.

Section 3 Employees in line operations shall be required to complete all required Company time sheets showing the arrival and departure at terminal and intermediate stops and the cause and duration of all delays, time spent loading and unloading, and same shall be turned in at the end of each trip.

        Employees in local operations will record their time as required by the Company.

Section 4 All claims for wages or complaints thereof which an employee might nave against the Company shall be filed within thirty (30) days of the payday where the complaint occurred; otherwise, the Union, the employee, and the Company agree that payment shall have been made in full.

ARTICLE XVII - POSTING AND BULLETIN BOARDS

Section 1 A copy of this Agreement, together with all supplements applicable to work performed on or from the premises, shall be posted in a conspicuous place in each terminal.

Section 2 The Company agrees to provide suitable space for the Union bulletin board in each terminal. Postings by the Union on such boards are to be confined to official business of the Union.

Section 3 The authorized business representative of the Union shall have access to Company premises at reasonable times during regular business hours after obtaining prior permission from the terminal manager to discuss Union matters with employees. Interviews with employees shall be carried on in a place designated by the Company and shall not interfere with the work or operations of the Company. This privilege shall not be abused.

ARTICLE XVIII - SUB-CONTRACTING

Section 1 The Company reserves the right to sub-contract any work or services performed by employees of the collective bargaining unit; however, the Company shall not contract out work for the purpose of laying off regular full-time employees or retaining such employees in laid off status.

Section 2 It is expressly understood that owner-operators, lessors, or subcontractors of any kind and the men they employ are not to be considered employees of the Company covered under this contract, nor are their operations covered, controlled, or restricted in any way by this Agreement.

ARTICLE XIX - SEPARABILITY AND SAVINGS CLAUSE

Section 1 If any Article or Section of this Agreement or any Supplements or Riders thereto should be held invalid by operation of law or by any tribunal of competent jurisdiction or if compliance with or enforcement of any Article or Section should be restrained by such tribunal pending a final determination as to its validity, the remainder of this Agreement and of any Supplements or Riders thereto, or the application of such Article or Section to persons or circumstances other than those as to which it has been held invalid or as to which compliance with or enforcement of has been restrained, shall not be affected thereby.

ARTICLE XX - COMPANY RULES

Section 1 The Union recognized the right of the Company from time to tine upon reasonable notice to establish such reasonable Company rules as it may deem necessary, provided that such rules are not in conflict with the terms of this Agreement. A copy of any Company rules reduced to writing shall be given each employee and the Union. Employees will abide by reasonable rules arid instructions of the Company not in conflict with the terns of this Agreement as a condition of continued employment.

ARTICLE XXI - VACATIONS AND VACATION COMPENSATION

Section 1 A regular, full-time employee shall receive one (I) week of paid vacation after completing one (1) near of continuous employment with the Company. After two (2) years of continuous employment, a regular, full-time employee shall receive two (2) weeks of paid vacation, three (3) weeks after ten
(10) years of continuous employment, and four (4) weeks after twenty (20) years of continuous employment.

        Service means continuous employment with the Company uninterrupted by termination. In the event of any termination and subsequent rehire, vacation and vacation pay shall begin anew as in the case of a NEVI HIRE. Vacation rights and related vacation pay is earned and vested on each annual anniversary date of employment pertinent to the affected employee.

Section 2 Vacation pay shall be computed as follows: Pay for one (1) week ot vacation shall be in the amount of one fifty-second (1/52) of the gross annual earnings of the employee during the twelve (12) month period immediately prior to the employee's anniversary date.

        Pay for two (2) weeks vacation shall be in the amount of two fifty-seconds (2/52nds) of the gross annual earnings of the employee during the twelve (12) month period immediately prior to the employee's anniversary date.

        Pay for the three (3) weeks vacation shall be in the amount of three fifty-seconds (3/52nds) of the gross annual earnings of the employee during the twelve (I2) month period immediately prior to the employee's anniversary date.

        Pay for four (4) weeks vacation shall be in the amount of four fifty-seconds (4/52nds) of the gross annual earnings of the employee during the twelve (7.2) month period immediately prior to the employee's anniversary date.

        Vacation pay shall be due and payable when the vacation is taken. Time off for vacation shall be as agreed between the employee and the Company but the Company shall have the final right to determine when vacations are taken.

        An employee who quits, or who is discharged after the completion of one
(1) full year of employment shall be entitled to a pro-rated vacation pay allowance upon severance of employment, computed upon the same formula he would have received had he completed such year of employment.

        Pro-rated vacation pay shall be paid with final check upon severance of employment.

        Laid off employees, who have completed at least one (1 ) year of service, who are qualified to receive pro-rata vacation pay at the time of lay-off, shall have option of collecting accumulated pro-rata vacation pay for the portion of employment year worked at the end of thirty (30) days following the date of such lay-off. Lay-off status of more than thirty (30) days duration shall not be counted in qualification for future vacation benefits should such laid off employee later be recalled and returned to work.

        Should a laid-off employee be recalled and returned to work within one hundred and twenty (120) days of layoff, all time accumulated prior to the date of lay-off shall be used in establishing qualifications for future vacation benefits.

        An employee transferred from one supplemental agreement and/or terminal under this Agreement to another shall suffer no loss of vacation, provided the employment is continuous.

ARTICLE XXII - PAID HOLIDAYS

Section 1 A regular full-time employee with seniority who has completed the probationary period shall receive eight (8) hours' pay at his regular hourly rate of pay for NEW YEARS DAY, WASHINGTON'S BIRTHDAY, MEMORIAL DAY, FOURTH OF JULY, LABOR DAY, THANKSGIVING DAY, FRIDAY AFTER THANKSGIVING, CHRISTMAS EVE, and CHRISTMAS DAY.

        Should any regular full-time employee work one of the above holidays or any day celebrated in lieu thereof, he shall receive his holiday pay plus the pay earned during that day. No employee shall be called on the above-named holidays for less than a full day.

        When any of the above holidays fall on Sunday, the Monday following shall be considered the holiday. If a holiday falls during an employee's vacation, he shall receive pay for the holiday in addition to his vacation pay.

ARTICLE XXIII - CHECK OFF

Section 1 The Employer will deduct Union dues from the payroll payments for each employee who authorized the deduction by voluntarily executing a written, revokable statement requesting the Employer to make such deductions. The Employer will forward the amounts so deducted to the Union. The authorization may be cancelled at any time by the employee by notifying the Company and the Union in writing.

ARTICLE XXIV - HEALTH AND WELFARE PROGRAM

Section 1 The Company will pay into the Teamsters Local 533 Health and Welfare Plan the amount of $290.00 per month for each eligible employee for the Health s Welfare benefits (medical, dental, vision 6 prescription) effective October 1, 1996 based on September hours.

Section 2 There will be no increase in benefits, but should the Trust determine on or after October 7, 1996 additional premium is needed to maintain existing benefits the Company will pay up to a maximum of $350.00 per month. Rates may go up to a maximum $365.00 per month any time after January 9, 1998, $380.00 January 1, 1999, and $395,00 January 1, 2000. The Company agrees to payroll deduction for any additional amounts needed by the Trust to maintain existing benefits.

ARTICLE XV - PENSION PLAN

Section 1 The Company will maintain its own existing Pension Plan during term of this Agreement. The Company may change and/or improve the program without prior notice or bargaining, but may not eliminate the program during the terra of this Agreement.

ARTICLE XXVI - NON DISCRIMINATION

Section 1 Membership in the Local Union is not compulsory. Employees have the right to join, not join, maintain, or drop their membership in the Local Union as they see fit. Neither party shall exert any pressure on or discriminate against an employee as regard to such matters. The parties agree there shall be no discrimination on the basis of race, creed, sex, national origin, or age as required by law.

ARTICLE XXVII - PICKET LINES AND STRUCK GOODS

Section 1 There shall be no work stoppage or lock out during the term of this Agreement. The Union recognizes that the Company has an obligation to serve the public. It is understood that the Company must handle all goods and provide uninterrupted service for any shipper, consignee, or other person who so desires this service, The Union and all employees will cooperate to this end. In the event of any action prohibited by this Article, the Union, its officers or agents agree that it will use its best efforts affirmatively to end such prohibited conduct.

        The Union voluntarily waives all rights to support or engage in sympathy strikes.

Section 2 It shall not be cause for discharge or other disciplinary action in the event an individual employee refuses to enter upon any property involved in a primary labor dispute or refuses to go through or work behind any primary picket line including the primary picket line of the Union and including the primary picket lines at the Employers place of business provided the primary picket line involved has been reviewed and approved by the Joint Council, however, any such employee need not be paid for any work, run or shift not completed and may be replaced by the Company.

ARTICLE XXVIII - UNION WAIVER

Section 1 All matters not otherwise limited or prescribed by the terms of this Agreement shall be under the exclusive and total control of management. In accepting the considerations and limitations herein agreed to by the Employer, the Union unqualifiedly waives all present and/or future rights during the term of this Agreement to require the Company to bargain collectively on any other aspect of wages, hours, and working conditions affecting employment, whether specifically contained herein or not, thus giving the Company the unilateral right to manage the business subject only to the express terms of this Agreement.

ARTICLE XXIX - TERM OF AGREEMENT

Section 1 This Agreement shall be in full force and effect from October 1, 1996 to and including November 30, 2000 and shall continue from year to year thereafter unless written notice of desire to cancel or terminate the Agreement is served by either party upon the other at least sixty (60) days prior to date of expiration.

        Where no such cancellation or termination notice is served and the parties desire to continue said Agreement but also desire to negotiate changes or revisions in this Agreement, either party may serve upon the other a notice at least sixty (60) days prior to November thirtieth (30th) of any subsequent contract year, advising that such party desires to revise or change the terms or conditions of such Agreement.

Date of Ratification 19th Day of September, 1996

MOTOR CARGO, INC.                   TEAMSTERS, CHAUFFEURS,
                                    WAREHOUSEMEN AND HELPERS AND
                                    PROFESSIONAL, CLERICAL, PUBLIC AND
                                    MISCELLANEOUS EMPLOYEES, LOCAL
                                    UNION #533

By:    /s/                          By:   /s/
   ---------------------------         ----------------------------
                                    By:
                                       ----------------------------

                                    By:
                                       ----------------------------

                                   MOTOR CARGO
                                  Reno, Nevada
                         LOCAL AND SHORT LINE SUPPLEMENT
                                   1996 - 2000

This agreement deemed made and entered into by and between MOTOR CARGO, INC., Reno, Nevada, hereinafter referred to as the COMPANY, and TEAMSTERS, CHAUFFEURS, WAREHOUSEMEN & HELPERS AND PROFESSIONAL, CLERICAL, PUBLIC AND MISCELLANEOUS EMPLOYEES, LOCAL UNION N0, 533, affiliated with the International Brotherhood of Teamsters, AFL-CIO, hereinafter referred to as the UNION.

ARTICLE 1 - SCOPE OF AGREEMENT

Section 1 The execution of this agreement on the part of the Company shall cover all full-time truck drivers, helpers, dockmen, warehousemen, checkers, hostlers, and such other employees as may be presently or hereafter engaged in pickup, delivery and assembling of freight within the jurisdiction of a signatory union to this contract as outlined herein.

        Pick-up, Delivery, Local Cartage and Short Line as covered by this Agreement shall mean those operations designated by the Company as short line operations. This shall not be construed as preventing short line employees from performing work that might otherwise be done by long line employees or vice versa.

Section 2 Employees covered by this Agreement shall include, but not be limited to, drivers, chauffeurs, or driver-helpers operating any vehicle operated on the highway, street, or private road for transportation purposes. The term employee also includes, but is not limited to, employees used in dock work, checking, stacking, loading, unloading, shipping, receiving, assembling, and allied work.

        Regular employees are those employees that work continuously for the Company and have completed their ninety (90) day probationary period. All terms and conditions of this Agreement apply to these employees.

        Casual employees are "on call" and are not granted seniority or benefits (other than wages) under this Agreement. Part-time employees are those normally working less than forty (40) hours per week.

        Probationary employees are those full-time employees with less than ninety (90) days of continuous service with the Company. After this ninety (90) day trial period, full-time employees shall be placed on the seniority list.

ARTICLE II - GENERAL PROVISIONS

Section 1 There shall be no split shifts for full-time employees.

Section 2 The Company agrees to maintain a clean, sanitary washroom, having hot and cold running water and with toilet facilities unless otherwise mutually agreed to.

Section 3 A daily time record shall be maintained by the Company at its place of business. All terminals with five (5) or more employees shall have time clocks.

Section 4 Individual meal periods shall be established by the Company at either thirty minutes or one hour. Employees will be notified as far in advance as reasonably possible of a change.

        No employee shall be compelled to take more than one continuous meal period during his shift. Meal periods will begin no sooner than four nor more than six hours after reporting. Meal periods shall not be compulsory at stops where driver is responsible for equipment or cargo, nor shall the meal period be compulsory when or where there is no accessible eating place.

Section 5 All employees shall be granted a fifteen (15) minute coffee break, approximately half-way through the first half of their shift, and a fifteen (15) minute coffee break approximately half way through the second half of their shift. Such coffee breaks shall be taken without loss of pay and the employee shall not be required to make up such time.

Section 6 Employees may be assigned to any work on an emergency, training, temporary, or intermittent basis. Employees working in a higher pay classification in any given day shall receive the higher rate of pay for all hours worked during that day.

ARTICLE III - SENIORITY

Section 1 Seniority shah be established upon successful completion of the probationary period of ninety (90) days continuous service with the Company by a full-time employee. All terms and conditions of the Agreement shall apply to regular, full-tine employees who have completed the probationary period. After completing the ninety (90) day probationary period, an employee shall be placed on the seniority list as of his date of employment.

        Terminal seniority, as measured by length of service at such terminal, shall prevail over Company seniority or seniority under another supplement except where the Company and Union agree to the contrary.

Section 2 When it becomes necessary to reduce the working force, the last employee hired shall be laid off first and when the force is again increased, the employees shah be returned to work in the reverse order in which laid off.

        A laid off employee shall be given ten (10) days' notice of recall mailed to his last known address. The employee must respond to such notice within three (3) days after receipt thereof and actually report to work in seven
t7) days after receipt of notice unless otherwise mutually agreed. An employee shall lose all seniority rights and right of recall if on layoff longer than twelve (12) months or upon failure to comply with recall as provided above.

Section 3 Seniority shall not apply to probationary, part-time or casual employees. Probationary, part-time and casual employees shall not be used in order to lap off currently working full-tine employees and further in the event of a reduction of force, regular full-time employees shall have the right to transfer to part-time or casual employee jobs without losing seniority if they wish, rather than being laid off.

Section 4 The Company shall not require, as a condition of continued employment, that an employee purchase truck, tractor and/or tractor and trailer or other vehicular equipment or that any employee purchase or assume any proprietary interest or other obligation in the business.

Section 5 All regular runs and positions are subject to seniority and shall be and for bids. Posting will be at a conspicuous place so that all eligible and qualified employees will receive notice of the vacancy. Such posting of bids shall be made not more than once each calendar year, unless mutually agreed upon, excepting bids for new runs, new positions or vacancies. The Company has full authority to determine qualifications of any bidder.

Section 6 The Employer shall post in a conspicuous place at the employee's home terminal and shall mail to the Union within thirty (30) days after the signing of this Supplemental Agreement, a list of the regular employees covered by this Supplemental Agreement arranged according to their seniority. The above list shall be kept current. Protest to any future employee's seniority date or position. On such list must be made in writing to the Employer within thirty
(130) days after such seniority date or position first appears, and if no protests are timely made, the dates and positions as posted shall be deemed correct. Any such protest which is timely made may be submitted to the grievance procedure.

Section 7 In the event that the Company absorbs the business of another private contract or common carrier, or is a party to a merger of line, the seniority of the employees absorbed or affected thereby shall be determined by mutual agreement between the parties, or the parties may agree to submit it to the grievance procedure.

Section 8 Where any full-time employee is required by the Company to change residence in order to follow employment as a result of an approved change of operation, the Company shall move the employee or pay his moving expenses. This shall not apply to moves within a radius of one hundred fifty (150) miles. The Company shall not be responsible for moving or moving expenses if employee changes his residence as a result of voluntary transfer.

Section 9 Employees may be assigned to any work as required by the Company to serve the customers. Any employee who neglects or refuses the work assigned by the Company may be relieved and sent home from duty or reassigned by the Company.

ARTICLE IV - EXTRA BOARDS

Section 1 Short Line Extra Board: Employees with seniority under this supplement shall have the opportunity to bid for the number of extra board positions designated by the Company for assignment on mileage paid work. Employees will have the opportunity of having their names placed or. the extra board as a secondary job. Successful bidders will be used on their regular work assignment and be "on call" as extra mileage paid runs are needed. Where e:ctra board mileage paid drivers are used at a terminal, the Company will assign runs on a first-in, first-out basis wherever practicable.

Section 2 Long Line Extra Board: Short line supplement employees shall also have the opportunity to bid on long line extra board positions, as designated by the Company, to do extra board work as it comes up and still retain their Short line supplement seniority and regular job. At such time as an opening occurs and the employee elects to transfer to a regular position (not extra board) under the long line supplement, he shall cease to accrue seniority under this supplement and begin to accrue seniority under the long line supplement. In the event of a subsequent reduction of force, he shall exert his seniority under the long line supplement only.

ARTICLE V - HOURS OF WORK AND PAY

Section 1 Except as expressly provided in this Agreement, flexibility in methods of payments, hours of work, and extra pay for extra wore or other reasons is retained by the Company, any rates of pay or pay practices which are not in conflict with the express provisions of the Agreement, may be continued and will be posted in each terminal. When changes occur in such published rates, a copy will be provided to the steward and the Union upon request. Such changes may be made by the Company at any time.

Section 2 Except as expressly provided in this Agreement, present practices with respect to scheduling work may be maintained. If changes become necessary, the employees involved will be notified as far in advance as practicable.

Section 3 Wherever employees or work is specifically assigned on an hourly basis by the Company such as on the dock or in local driving the following shall apply:

Sub Section A. An Employee assigned on an hourly basis shall be paid for all time spent in service of the Company as outlined in Sub Sections A through D herein. Rates of pay provided for by this Agreement shall be minimums. Time shall be computed from the time that the employee is ordered to report for work and registers in and until he is effectively released from duty. All time lost due to delays as a result of overloads or certificate violations involving federal, state, or city regulations, which occur through no fault of the driver, shall be paid for exclusive of meal periods.

Sub Section B. Any full-time regular employee called and reporting for duty shall be paid four (4) hours' pay at his regular hourly rate if he is not given work. If worked more than four (4) hours he shall be guaranteed eight (8) hours' work or pay.

Sub Section C. When an emergency "call back" occurs, the employee shall be guaranteed not less than two (2) hours' pay.

Sub Section D. All hours worked in excess of eight (8) hours in one (1) day or forty (40) hours in any work week shall be paid for at one and one-half times (1 1/2 X) the employee's regular rate. Overtime shall not be pyramided.

Sub Section E. Work shall be scheduled for five (5) consecutive days with a limit of four (4) work weeks. The Union will be supplied at all tines with an up-to-date listing of work weeks, start times and bid jobs.

Sub Section F. Holidays falling outside the regular scheduled work week shall be paid in. addition to pay for actual hours worked in the week.

Sub Section G. Minimum hourly rates of pay for hourly assigned employees under his supplement are as listed below:


                            10/01/96      12/01/96       12/01/97       12/01/98       12/01/99
Regular Full Time
Drivers - TOP               $15.86        $16.16         $16.66         $17.17         $17.66
1st 6 months                 10.95         11.50          12.00          12.50          13.00
2nd 6 months                 11.80         12.20          12.70          13.20          13.70
3rd 6 months                 12.70         13.10          13.60          14.10          14.60
4th 6 months                 14.00         14.40          14.90          15.40          15.90

Regular Part Time

Drivers - TOP                         $10.95         $11.50         $12.00        $12.50         $13.00
First 500 hours                         9.35          10.50           1.50         11.00          11.00
Dock - TOP                             10.75          11.25          11.25         11.75          11.75
First 500 hours                         9.20           9.65           9.65         10.15          10.15

Casual

Drivers - TOP                         $ 8.80           9.25           9.25          9.75           9.75
Dock - TOP                              8.65           9.15           9.15          9.65           9.65


Note #1 No employee, regular, part-time or casual, who prior to the date of this Agreement was receiving more than the rate of wages designated in this schedule herein for the class of work in which he was engaged, shall suffer a reduction through the operation of this Agreement.

Section 4. Mileage Rates and Work. Whenever employees or work is specifically assigned on a mileage basis by the Company such as line run, the Sub Sections A through C shall apply:

Sub Section A. Minimum mileage rates for assignments under this supplement are:


MILEAGE                              10/01/96      12/01/96     12/01/97      12/01/98      12/01/99
-------                              --------      --------     --------      --------      --------
SINGLE                                 37.03(cent)   37.53(cent)  38.03(cent)   38.53(cent)   39.03(cent)
SLEEPER (Split)                        39.03(cent)   39.53(cent)  40.03(cent)   40.53(cent)   41.03(cent)
Triples and 2 40's add                     2(cent)       2(cent)      2(cent)       2(cent)       2(cent)
48' and pup                                2(cent)       2(cent)      2(cent)       2(cent)       2(cent)

OTHER
Work Time                              $15.02        $15.52       $16.02        $16.52        $17.02
Break Down                              $7.51         $7.76        $8.01         $8.26         $8.51
Holiday                                $15.36        $16.16       $16.66        $17.17        $17.66

ARTICLE VI - TERM OF AGREEMENT

The term of this Supplemental Agreement is subject to and controlled by the MASTER AGREEMENT.

MOTOR CARGO, INC.                   TEAMSTERS, CHAUFFEURS,
                                    WAREHOUSEMEN AND HELPERS AND
                                    PROFESSIONAL, CLERICAL, PUBLIC AND
                                    MISCELLANEOUS EMPLOYEES, LOCAL
                                    UNION #533

By:   /s/                           By:   /s/
   ----------------------              -------------------------------

                                    By:
                                       -------------------------------

                                    By:
                                       -------------------------------

                                   MOTOR CARGO
                                  Reno, Nevada
                              LONG LINE SUPPLEMENT
                                   1996 - 2000

This agreement, deemed made and entered into by and between MOTOR CARGO, INC., Reno, Nevada, hereinafter referred to as the COMPANY, and TEAMSTERS, CHAUFFEURS, WAREHOUSEMEN & HELPERS AND PROFESSIONAL, CLERICAL, PUBLIC AND MISCELLANEOUS EMPLOYEES, LOCAL UNION NO. 533, affiliated with the international Brotherhood of Teamsters, AFL-CIO, hereinafter referred to as the UNION.

ARTICLE I - SCOPE OF AGREEMENT

Section 1 For the purpose of this supplement, the term "Long Line" is any dry freight operation so designated by the Company as under this supplement and not within the scope of the Local and Short Line Supplement between the parties. This shall not preclude long line employees from performing work that might otherwise be done by local and short fine employees or vice versa.

Section 2 Employees covered by this Agreement shall include any employee driver, chauffeur or driver-helper operating any vehicle operated on the highway, street or private road for transportation purposes.

        Regular employees are those employees other than extra employees that work continuously for the Company and have completed their ninety (90) day probationary period. All terms and conditions of this Agreement apply to these employees.

        Extra employees are those employees who normally work less than forty
(40) hours per week and have other employment and students enrolled in any institution of learning and extra board employees having seniority under the Short Line Supplement, or any of them. Long Line Extra Board employees (except those under the Short Line Supplement) are on call and are not granted seniority or other benefits (other than wages) under this Agreement.

        Probationary employees are those employees with less than ninety (90) days of continuous service with the Company. After this ninety (90) day trial period, full-time employees shall be placed on the regular seniority list.

Section 3 The Company expressly reserves the right to control the manner, means and details if any, by which the owner-operator performs his services as well as the means to be accomplished. They shall not be considered employees under this contract. The Company reserves the right to sub-contract any work or services performed; however, the Company shall not contract out work for the purpose of laying off regular full-time employees or retaining such employees in laid off status.

ARTICLE II - RATES OF  PAY

Section 1 Except as expressly provided in this Agreement, flexibility in methods of payment, hours of work and extra pay for extra work or other reasons is retained by the Company. Any rates of pay or practices which are not in conflict with the express provisions of this Agreement may be continued and will be posted in each terminal. When changes occur in such published rates, a copy will be provided to the steward and the Union upon request.
Such changes may be made by the Company at any time.

Section 2 Except as expressly provided in this Agreement, present practices with respect to scheduling work may be maintained. If change becomes necessary, the employees involved will be notified as far in advance as practicable.

Section 3 The minimum mileage rates of pay for all miles driven under this agreement where such rates apply shall be:


MILEAGE                             10/01/97      12/01/96      12/01/97      12/01/98      12/01/99
-------                             --------      --------      --------      --------      --------
SINGLE                                37.02(cent)   37.53(cent)   38.03(cent)   38.53(cent)   39.03(cent)
SLEEPER (split)                       39.03(cent)   39.53(cent)   40.03(cent)   40.53(cent)   41.03(cent)
Triples & 40's add                        2(cent)       2(cent)       2(cent)       2(cent)       2(cent)
48' and pup                               2(cent)       2(cent)       2(cent)       2(cent)       2(cent)

OTHER
Work Time                             $15.02        $15.52        $16.02        $16.52        $17.02
Break Down                            $ 7.51        $ 7.76        $ 8.01        $ 8.26        $ 8.51
Holiday                               $15.86        $16.16        $16.66        $17.17        $17.66


Sub Section A. Determination. Mileage shall be paid over the shortest practical route traveled from point of origin to point of destination with the Company realizing that conditions reasonably beyond the control of the Company or employee may dictate alternate routes.

        Mileage will be paid by mileage shown on official state highway maps. When final destination is not shown on the maps available, actual miles traveled will be logged from the last point shown. Mileage shown plus actual miles shall be used. In the event an error in mileage has been made, this error will be corrected immediately.

        All runs or trips shall be paid for at the mileage rate for miles driven.

Section 4 When an employee is called and reports for duty and no work is provided, the employee shall be guaranteed a minimum of four (4) hours pay. The four (4) hour guarantee shall not apply where an employee has been given at least two (2) hours notice that no work is to be provided. Employees shall be given at least two (2) hours notice when ordered to report for duty, at both the hone terminal and at the end of the run where he has been effectively released from duty by the Company.

Section 5 In all cases where an employee is instructed to ride or drive on Company or leased equipment, he shall receive full pay as specified in the Agreement. When instructed to deadhead on other than, Company or leased equipment, he shall receive hourly rate of pay for time spent with a minimum of eight (8) hours plus cost of transportation.

Section 6 On a turnaround operation involving the interchange of equipment in a continuous through movement of schedules, the interchange of such equipment shall be made at a regular designated point. Drivers shall not be released from duty at such turnaround point.

Section 7 On breakdowns or impassable highways, each driver on all runs shall be paid one-half (1/2) the hourly rate for all tine spent on such delay, commencing with the first hour or fraction thereof, but not to exceed eight (8) hours out of each twenty-four (24) hour period, except that when an employee is required to remain with his equipment during such breakdown or impassable highway, he shall be paid for all such delay time at one-half (1/2) the rate specified in this Agreement. Where an employee is held longer than an eight (8) hour period, he shall in addition be furnished clean, comfortable, sanitary lodging, plus meals. The pay for delay time shall be in addition to ponies earned for miles driven and/or work performed.

        All time lost due to delays as a result of overloads or certificate violations involving federal, state, or city regulations, which occur through no fault of the driver, shall be paid for at the regular applicable hourly rate in this Agreement.

Section 8 The applicable hourly rate shall be paid to each driver for time spent other than driving, which shall include, but not be limited to chaining tine, tire changes, loading and/or unloading, dropping and picking up trailers and hostling.

Section 9 When drivers are required to take a rest period or layover during any one round trip, away from his home terminal, he shall be compensated as follows:

        For the first fourteen (l4) hours of each layover period after the run end, no pay.

        For the next eight (8) hours, beginning with the start of the fifteenth
(15th) hour after arrival at the layover point, at the regular hourly rate of pay, with a minimum guarantee of three (3) hours if not dispatched at the beginning of the fifteenth (15th) hour.

        For the next ten (10) hours, no pay.

        For the next eight (8) hours the regular hourly rate of pay.

        And continuing on the same basis for each continuing eighteen (18) hours. Each driver will receive $8.00 for meals after eight (8) hours layover. These provisions will only apply at one layover point during any one round trip.

Section 10 Holiday pay for Long Line supplement employees shall be calculated based on the currently applicable Short Line Heavy Duty rate.

Section 11 Drivers of tractor without trailer shall be paid on the same basis as tractor-trailer drivers.

Section 12 Drivers shall, except by mutual agreement, be allowed one (1) continuous hour for meals, but in no event less than thirty (30) minutes, nor mare than one (1) hour in each ten (10) hour period. No driver shall be compelled to take any part of such continuous hour before he has been on duty four (4) hours or after he has been on duty six (6) hours. Meal period shall not be compulsory at terminals where driver is responsible for equipment or cargo, nor shall meal period be compulsory when or where there is no accessible eating place.

ARTICLE III - SENIORITY

Section 1 Seniority shall be established upon completion of the probationary period of ninety (90) days continuous service with the Company by a full-time employee. All terms and conditions of the Agreement shall apply to regular, full-time employees who have completed the probationary period. After completing the ninety (90) day probationary period, an employee shall be placed on the seniority list as of his date of employment.

Section 2 Terminal seniority under this supplement as measured by length of service at a terminal shall prevail over Company seniority or seniority under another supplement, except where the Company and Union agree to the contrary.

Section 3 When it becomes necessary to reduce the working force the last man hired shall be laid off first and when the force is again increased, the employees are to be returned to work in the reverse order in which laid off.

        A laid off employee shall be given ten (10) days notice of recall mailed to his last known address. The employee must respond to such notice within three
(3) days after receipt thereof and actually report to work in seven (7) days after receipt of notice unless otherwise mutually agreed. An employee shall lose all seniority rights and rights of recall if on layoff longer than twelve (12) months or upon failure to comply with recall as provided above.

Section 4 The Company shall not require, as a condition of continuing employment, that an employee purchase truck, tractor, and/or tractor and trailer or other vehicular equipment or that any employee purchase or assume any proprietary interest or other obligation of the business.

Section 5 All regular runs and new positions are subject to seniority and shall be posted for bids. Posting shall be in a conspicuous place so that all eligible employees shall receive notice of the vacancy. Such posting of bids shall be made not more than once each calendar year, unless mutually agreed, except bids for new runs, new positions or vacancies.

        If either party at any time may find the present methods of bidding inoperative as outlined, negotiations may be requested to correct any problems arising under these procedures.

Section 6 The Employer shall post in a conspicuous place at the employee's home terminal, and shall mail to the Union within thirty (30) days after the signing of this Supplemental Agreement, a list of the regular employees covered by this Supplemental Agreement arranged according to their seniority. The above list shall be kept current. Protest to any future employee's seniority date or position on such list must be made in writing to the Employer within thirty (30 ) days after such seniority date or position first appears, and in no protests are timely made, the dates and positions as posted shall be deemed correct. Any such protest which is timely made may be submitted to the grievance procedure.

Section 7 In the event that the Company absorbs the business of another private contract or common carrier, or is a party to a merger of line, the seniority of the employees absorbed or affected thereby shall be determined by mutual agreement between the parties, or the parties may agree to submit it to the grievance procedure.

Section 8 When a branch, terminal, division or operation is closed and the work of the branch, terminal, division, or operation is eliminated, an employee who was formerly employed at another branch, terminal, division or operation shall have the right to transfer back to such former branch, terminal, division or operation and exercise his seniority based on the date of hire at the branch, terminal, division or operation into which he is transferring, provided he has not been away from such original terminal for more than two (2) years.

        When a branch, terminal, division or operation is closed or partially closed and the work of the branch, terminal, division or operation is transferred to another branch, terminal, division or operation in whole or in part, an employee at the closed or partially closed down branch, terminal, division or operation shall have the right to transfer to the branch, terminal, division or operation in which the work was transferred if work is available there. Such employee, however, shall go to the bottom of the seniority board and shall have the right of job selection only in accordance with his seniority at such terminal. However, he shall exercise his Company seniority for layoff purposes and all other contract benefits.

        In all transfers referred to above, the employee must be qualified to perform the job by experience in the classification.

Section 9 Where any full-time regular employee is required by one company to change residence in order to follow employment as a result of an approved change of operation, the Company shall move the employee or pay his moving expenses. This shall not apply to moves within one hundred fifty (150) miles. The Company shall not be responsible for moving or moving expenses if the employee changes his residence as a result of voluntary transfer.

ARTICLE IV - EXTRA BOARD DRIVERS

Section 1. - Long Line Extra Board: An extra board shall be established by the Company in accordance with the number of extra board positions it may from time to time determine are necessary. Short Line Supplement employees shall have the opportunity to bid on long line extra board positions as designated by the Company, do the extra board work as it comes up and still retain their short line supplement seniority and regular job. At such time as a regular (not extra board) opening occurs and the employee elects to transfer to a regular position under this supplement, he shall begin to accrue seniority under this supplement and shall then exert seniority under this supplement only. This shall not be interpreted to mean the Employer may not hire new regular long line drivers as it determines openings exist.

Section 2 Where extra long line drivers are regularly used at a terminal, the Company will assign runs on a first in, first out basis.

Section 3 Employees may be assigned to any work as required by the Company to serve the customers. Any employee who neglects or refuses the work assigned may be relieved and sent hone or reassigned by the Company.

ARTICLE V - TERM OF AGREEMENT

The term of this Supplemental Agreement is subject to and controlled by the MASTER AGREEMENT.

MOTOR CARGO, INC.                   TEAMSTERS, CHAUFFEURS,
                                    WAREHOUSEMEN AND HELPERS AND
                                    PROFESSIONAL, CLERICAL, PUBLIC AND
                                    MISCELLANEOUS EMPLOYEES, LOCAL
                                    UNION #533

By:   /s/                           By:   /s/
   --------------------------          ------------------------------

                                    By:
                                       ------------------------------

                                    By:
                                       ------------------------------